MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of 1st Home Buy & Sell Ltd, of our report dated February 6, 2008 on our audit of the financial statements of 1st Home Buy & Sell Ltd as of June 30, 2007, and the related statements of operations, stockholders’ equity and cash flows June 30, 2007 and 2006, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
April 22, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501